Exhibit 10.38(iv)

GEORGIA-PACIFIC CORPORATION

OUTSIDE DIRECTORS STOCK PLAN

AMENDMENT NO. 3

THIS AMENDMENT to the Georgia-Pacific Corporation Outside Directors Stock Plan (the “Plan”), approved by the Board of Directors of Georgia-Pacific Corporation (the “Board”) and effective as stated below;

W I T N E S S E T H:

WHEREAS, pursuant to Section 4.6 of the Plan, the Board has retained the right to amend or terminate the Plan at any time, subject to certain restrictions stated in the Plan, which the Board has determined are not applicable to this amendment;

WHEREAS, the Board desires to amend the Plan to address the treatment of grants under the Plan in the event of any corporate restructuring, including, but not limited to, any merger, reorganization, consolidation, recapitalization, redemption, stock split, or extraordinary distribution with respect to Georgia-Pacific Corporation – Georgia-Pacific Group Common Stock or Georgia-Pacific Corporation – Timber Group Common Stock (collectively, “Common Stock”) or other change in corporate structure affecting the Common Stock; and

WHEREAS, the Board has determined that under the terms of the Plan, such amendments will not require shareholder approval;

NOW, THEREFORE, in consideration of the premises, the Board hereby amends the Plan effective as of September 5, 2001, as follows:

1. The Plan is amended by a new Section 4.8 as follows:

4.8	Corporate Restructuring.

(a) No Bar to Corporate Restructuring. The existence of this Plan or the grant of any Stock under this Plan shall not affect in any way the right or power of G-P or its shareholders (i) to make or authorize any and all adjustments, recapitalizations, reorganizations or other changes in G-P’s capital structure or its business, or any merger or consolidation of G-P, (ii) to issue bonds, debentures, preferred or preference stocks ahead of or affecting the Stock or the rights thereof, to dissolve or liquidate G-P, (iii) to sell or transfer all or part of its assets or business or (iv) to effect any other corporate act or proceeding, whether of a similar character or otherwise.

(b) Capital Readjustments/Modifications. In the event of any merger, reorganization, consolidation, recapitalization, redemption, stock dividend, stock split, or extraordinary distribution with respect to the Stock or other change in corporate structure affecting the Stock, the Chairman, Chief Executive Officer and President of G-P shall have the authority to make such equitable substitution or adjustments as he may determine in his sole discretion to be appropriate and in futherance of the goals of this Plan. Any Stock substituted or adjusted under this Section 4.8(b) will be subject to the same restrictions (and have the same terms and conditions) as the Stock originally granted.

2. Except as hereinabove and heretofore amended and modified, the Plan as originally adopted and subsequently amended shall remain in full force and effect.